Filed Pursuant to Rule 433
Registration File No. 333-288805
Free Writing Prospectus

Campaign	Ad Group	Final URL	Headline 1	Headline 2	Headline 3	Headline 4	Headline 5	Headline 6	Headline 7	Headline 8
	Unicorn Investing	https://www.rivernorth.com/unicornfunds/	Invest in Unicorn Companies	Unicorn Investment Fund	Private Unicorn Exposure	Venture-Backed Companies	Access Unicorn Companies	Private Unicorn Investing	Pre-IPO Company Exposure	Late-Stage Private Firms
	Alternative Investment Funds	https://www.rivernorth.com/unicornfunds/	Alternative Investment Fund	Private Market Fund	Private Market Exposure	Unicorn Investment Fund	Alternative Investment Fund	Private Market Investing	Venture Capital Exposure	Private Company Exposure
	Investment Alternatives	https://www.rivernorth.com/unicornfunds/	Investment Alternatives	Private Market Exposure	Private Market Exposure	Access Private Unicorns	Alternative Investments	Venture-Backed Companies	Pre-IPO Investment Access	Invest in Private Markets
RiverNorth Unicorn Fund	Accredited Investor Opportunitie	https://www.rivernorth.com/unicornfunds/	Private Market Opportunities	Accredited Investor Access	Private Unicorn Funds	Private Market Opportunities	Private Market Opportunities	Accredited Investor Investing	Private Company Exposure	Venture-Backed Opportunities
	Financial Advisor Research	https://www.rivernorth.com/unicornfunds/	Financial Advisor Access	Advisor Investment Research	Advisor Alternative Funds	Private Market Exposure	Diversify Client Portfolios	Alternative Investment Fund	Private Company Exposure	Advisor Portfolio Strategy
	Pre-IPO Platforms	https://www.rivernorth.com/unicornfunds/	Private Unicorn Exposure	Invest in Private Markets	Venture-Backed Companies	Access Private Companies	Unicorn Investment Fund	Private Market Investing	Late-Stage Company Access	Unicorn Investment Fund
	IPO's	https://www.rivernorth.com/unicornfunds/	Pre-IPO Company Exposure	Invest Before IPO	Access Private Unicorns	Late-Stage Private Firms	Venture-Backed Companies	Private Unicorn Exposure	Private Market Investing	Access Private Companies

Ad Group	Headline 9	Headline 10	Headline 11	Headline 12	Headline 13	Headline 14	Headline 15
Unicorn Investing	Venture-Backed Investing	Unicorn Company Exposure	Private Market Unicorns	Invest Beyond Public Markets	Private Company Investing	Access Venture-Backed Firms	RiverNorth Unicorn Funds
Alternative Investment Funds	Unicorn Investment Fund	Alternative Market Access	Private Markets Strategy	Portfolio Diversification	Beyond Traditional Markets	Access Private Companies	RiverNorth Unicorn Funds
Investment Alternatives	Beyond Public Equities	Growth-Focused Exposure	Private Market Investing	Private Market Exposure	Access Private Companies	Long & Short Unicorn Fund	RiverNorth Unicorn Funds
Accredited Investor Opportunitie	Accredited Investor Access	Pre-IPO Investment Access	Private Market Allocation	Access Private Investments	Alternative Investor Fund	Accredited Investor Strategy	RiverNorth Unicorn Funds
Financial Advisor Research	Private Markets For Clients	Pre-IPO Investment Access	Portfolio Diversification	Venture-Backed Companies	Alternative Fund Strategy	RiverNorth Unicorn Funds	Private Market Allocation
Pre-IPO Platforms	Pre-IPO Company Exposure	Private Market Allocation	Venture-Backed Exposure	Private Market Strategy	Alternative Investment	Unicorn Investment Fund	RiverNorth Unicorn Funds
IPO's	Unicorn Investment Fund	Invest Beyond Public Markets	Venture-Backed Investing	Unicorn Investment Fund	Private Market Opportunities	Alternative Investment Fund	RiverNorth Unicorn Funds

Ad Group	Description 1	Description 2	Description 3	Description 4
Unicorn Investing	Explore investment opportunities tied to innovative private companies.	Access alternative investment strategies beyond traditional markets.	Learn about RiverNorth's approach to private market exposure.	Review fund details before the investment window closes.
Alternative Investment Funds	Explore alternative investment strategies beyond traditional markets.	Learn about RiverNorth's Unicorn Fund investment approach.	Access private market themes through a structured investment approach.	Review fund details before the offering closes.
Investment Alternatives	Diversify beyond traditional stocks with exposure to private unicorn companies.	Access venture-backed companies before potential IPO opportunities.	Alternative investment strategy focused on late-stage private companies.	Private market exposure designed for portfolio diversification.
Accredited Investor Opportunitie	Accredited investors can access private unicorn companies through a fund structure.	Invest in venture-backed private companies before potential public listing.	Private market exposure designed for accredited investors seeking diversification.	Access a diversified portfolio of late-stage private companies.
Financial Advisor Research	Help diversify client portfolios with private market exposure.	Alternative investment strategy focused on late-stage unicorn companies.	Portfolio diversification beyond traditional public markets.	Private market exposure through RiverNorth Unicorn Funds.
Pre-IPO Platforms	Access venture-backed private companies through a diversified fund structure.	Private market exposure to late-stage unicorn companies.	Diversify portfolios with private company investment exposure.	Invest beyond traditional public markets with private company exposure.
IPO's	Access venture-backed companies before potential public listing.	Invest in late-stage private unicorn companies through a fund.	Private market exposure designed for portfolio diversification.	Diversify portfolios with exposure to private companies.